Exhibit 99.3

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the Company’s consolidated financial statements and notes thereto under Exhibit 99.4, Item 8.

Cautionary Language Regarding Forward-Looking Statements

This Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: the outcome of the ongoing internal investigation into, among other things, the legality, under the Foreign Corrupt Practices Act and local laws, of certain payments to agents and other third parties interacting with government officials in certain countries in Africa relating to the payment of taxes, the importing of equipment and the employment of expatriates (including any government enforcement action which could arise out of the matters under review or that the matters under review may have resulted in a higher dollar amount of payments or may have a greater financial or business impact than management currently anticipates), prevailing prices for various commodities, the duration of the current slowdown in the Mineral Exploration market, unanticipated slowdowns in the Company’s major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry, the timing for the completion of the existing unprofitable contracts in the Heavy Civil division, the ability of the Company to successfully obtain profitable contracts in the Heavy Civil and Energy Services divisions, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity and reduce costs, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Many of the factors that will determine these items are beyond the Company’s ability to control or predict. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Overview

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help the reader understand Layne Christensen Company, our operations and our present business environment. MD&A is provided as a supplement to—and should be read in connection with—our consolidated financial statements and the accompanying notes thereto contained in Exhibit 99.4, Item 8 of this report. MD&A includes the following sections:

•	Our Business—a general description of our business and key fiscal year 2013 events.

•	Consolidated Review of Operations—an analysis of our consolidated results of operations for the three years presented in our consolidated financial statements.

•	Operating Segment Review of Operations—an analysis of our results of operations for the three years presented in our consolidated financial statements for our reporting segments. During fiscal year 2012, we changed our reporting segments in connection with the transition to new leadership, reporting relationships and our new One Layne strategy. We previously reported results of operations under three reporting segments including the Water Infrastructure division, Mineral Exploration division and Energy division. During fiscal 2013, the Company sold the exploration and production assets of the Energy division, which was previously presented as a reporting segment prior to its sale.

•

Effective with the start of fiscal 2014, operating responsibility for certain of our operations has changed. Our Specialty Drilling group and operations in Ethiopia have been shifted from the Water Resources division to the Mineral Exploration division. We believe the shift more closely aligns our international operating expertise in the markets in which those groups operate. We have also shifted certain of our purchasing groups out of the Water Resources division as they are now focusing on worldwide purchasing for all divisions. These purchasing groups, which also have some third party sales, are now grouped in our Other section. We have also separated the Energy Services division from Other and are presenting it as a separate segment. Our new reporting segments are the Water Resources division, Inliner division, Heavy Civil division, Geoconstruction division,

Mineral Exploration division, Energy Services division and Other. Reporting segment information and comparisons in the Operating Segment Review of Operations for prior periods have been revised to match the new reporting segment structure.

•	Liquidity and Capital Resources—an analysis of cash flows, aggregate financial commitments and certain financial condition ratios.

•	Critical Accounting Policies—a discussion of our critical accounting policies that involve a higher degree of judgment or complexity. This section also includes the impact of new accounting standards.

Our Business

Layne is a global water management, construction and drilling company. We provide responsible solutions for water, mineral and energy challenges. The Company’s operational and organizational structure is divided into divisions based on primary service lines. Each division is comprised of individual district offices, which primarily offer similar services and serve similar markets. Periodically, individual offices within a division may perform services that are normally provided by another division. When that happens, the results of those services are recorded in the originating offices’ own division. For example, if a Mineral Exploration division office performed water well drilling services, the revenues would be recorded in the Mineral Exploration division rather than the Water Resources division.

Effective with fiscal year 2014, operating responsibility of certain of our operations has been changed. Our Specialty Drilling group and operations in Ethiopia have been shifted from the Water Resources division to the Mineral Exploration division. We believe this shift more closely aligns these businesses with our international operating expertise. We have also shifted certain of our purchasing groups out of Water Resources as they are now focusing on worldwide purchasing for all divisions. These groups, which also have some third party sales, are now grouped in our Other section. Information for prior periods has been reclassified to conform to our new presentation.

The Company’s segments are defined as follows:

Water Resources Division

Our Water Resources division provides our customers with every aspect of water supply system development and technology, including hydrologic design and construction, source of supply exploration, well and intake construction and well and pump rehabilitation. The division also brings new technologies to the water and wastewater markets and offers water treatment equipment engineering services, providing systems for the treatment of regulated and “nuisance” contaminants, specifically, iron, manganese, hydrogen sulfide, arsenic, radium, nitrate, perchlorate, and volatile organic compounds. The Water Resources division provides water systems and services in most regions of the U.S.

Inliner Division

Our Inliner division provides a wide range of process, sanitary and storm water rehabilitation solutions to municipalities and industrial customers dealing with aging infrastructure needs. We focus on our proprietary Inliner® cured-in-place pipe (“CIPP”) which allows us to rehabilitate aging sanitary sewer, storm water and process water infrastructure to provide structural rebuilding as well as infiltration and inflow reduction. Our trenchless technology minimizes environmental impact and reduces or eliminates surface and social disruption. We are somewhat unique in that the technology itself, the liner tube manufacturer and the largest installer of the Inliner CIPP technology are all housed within our family of companies. While we focus on our proprietary Inliner CIPP, we are committed to full system renewal. We also provide a wide variety of other rehabilitative methods including Janssen structural renewal for service lateral connections and mainlines, slip lining, traditional excavation and replacement, U-Liner high-density polyethylene fold and form and manhole renewal with cementitious and epoxy products. During fiscal 2013 we were able to obtain the licensing for a new technology, Saertex, which uses ultra-violet light technology as part of its process. It provides the Company with a uniquely different approach to process the storm and sanitary water systems of customers, the majority of which are in the U.S.

Heavy Civil Division

Our Heavy Civil division delivers sustainable solutions to government agencies and industrial clients by overseeing the design and construction of water and wastewater treatment plants and pipeline installation. In addition, Heavy Civil builds radial collector wells (Ranney Method), surface water intakes, pumping stations, hard rock tunnels and marine construction services—all in support of the world’s water infrastructure. Beyond water solutions, our Heavy Civil division also designs and constructs biogas facilities (anaerobic digesters) for the purpose of generating and capturing methane gas, an emerging renewable energy resource for customers predominantly in the U.S.

Geoconstruction Division

We provide specialized geotechnical foundation construction services to the heavy civil, industrial, commercial and private construction markets around the globe. We have the expertise and equipment to provide the most appropriate deep foundation system, ground improvement and earth support solution to be applied given highly variable geological and site conditions. In addition, we offer extensive experience in successful completion of complex and schedule-driven major underground construction projects. We provide services that are focused primarily on the foundation systems for dams/levees, tunnel shafts, utility systems, subways or transportation systems, commercial building and port facilities. Services offered include jet grouting, structural diaphragm and slurry cutoff walls, cement and chemical grouting, drilled piles, ground improvement and earth retention systems. The Geoconstruction division provides services in most regions of the U.S., as well as Brazil and Uruguay.

Mineral Exploration Division

Our Mineral Exploration division conducts primarily aboveground drilling activities, including all phases of core drilling, reverse circulation, dual tube, hammer and rotary air-blast methods. Our service offerings include both exploratory (‘greenfield’) and definition (‘brownfield’) drilling. Global mining companies hire us to extract samples from their sites that they analyze for mineral content before investing heavily in development to extract the minerals. We provide information to our clients that assist them in determining if a minable mineral deposit exists on the site, the economic viability of mining the site and the geological properties of the ground, and the determination of mine planning. Our primary markets are in the western U.S., Mexico, Australia, Brazil and Africa. We also have ownership interests in foreign affiliates operating in Latin America that form our primary presence in this market.

Energy Services Division

The Energy Services division focuses on bringing responsible water management solutions to the explorations and production (E&P) industry’s growing water related challenges. In fiscal year 2014, we began to offer total water management solutions to our E&P clients that encompass water sourcing, transfer, treatment and recycling. The Energy Services division will provide services in most regions of the U.S.

Other

Other includes specialty and purchasing operations not included in one of the other divisions.

Key Fiscal Year 2013 Events

The Company’s Heavy Civil division has been particularly hard hit by margin declines due to lower prices in the municipal bid market as well as delays and higher than expected costs. In fiscal year 2013, Heavy Civil division’s revenues have decreased 19% compared to last year. Reduced activity levels, continued costs on certain projects and excess administrative overhead cost have resulted in continuing losses for the Heavy Civil division. The Heavy Civil division is focused on reducing headcount, completing low margin legacy projects as expeditiously as possible, and securing new business with a higher associated profit potential.

Revenues in our Mineral Exploration division began to decline in the second half of fiscal year 2013, and have decreased 6.2% compared to last year, driven by the global mining expenditure slowdown. We anticipate revenues and profit will continue to decline in the first half of next fiscal year. Management has taken steps to reduce overhead costs, however certain expenses such as depreciation on previously acquired assets, were not reduced. The combination of lower activity levels and fixed overhead costs resulted in a decrease in pre-tax earnings for fiscal year 2013 of 31%.

During FY2013, we recorded impairment charges totaling $8.4 million for certain product lines which we concluded did not fit within our overall strategic direction. The amount included $2.9 million related to intangible assets, with the remainder consisting of adjustments to record tangible assets at an expected realizable value. Charges of $4.4 million were associated with the Water Resources division, and $4.0 million were associated with Energy Services.

On May 30, 2012, the Company acquired the remaining 50% of Diberil Sociedad Anónima (“Diberil”), a Uruguayan company and parent company to Costa Fortuna (Brazil and Uruguay) for $18.5 million. Diberil, with operations in Sao Paulo, Brazil, and Montevideo, Uruguay, is one of the largest providers of specialty foundation and specialized marine geotechnical services in South America. In conjunction with the acquisition of the remaining 50% equity interest and recording the operation on a fully consolidated basis, the Company remeasured the previously held equity investment in Diberil to fair value and recognized a loss of $7.7 million during the second quarter. The fair value of the 50% noncontrolling interest was estimated to be $15.8 million at the time of the adjustment.

During the third quarter of fiscal year 2013, the Company completed the sale of the exploration and production assets of its Energy division for $15.0 million, of which $13.5 million was received in the quarter. Results of the Energy division were a loss on discontinued operations (net of tax) of $25.1 million for fiscal year 2013. During the first quarter of fiscal year 2014, the Company reclassified SolmeteX, an operation within the Water Resources division primarily involved in the dental wastewater treatment market, as a discontinued operation. On July 31, 2013, the Company sold the operation for a total purchase price of $11.1 million, which consisted of cash and preferred units of SolmeteX, LLC. Results of the SolmeteX operation were income on discontinued operations (net of tax) of $1.3 million for fiscal year 2013.

On December 6, 2012, Layne’s Board of Directors approved the relocation of the Company’s global corporate headquarters from Mission Woods, Kansas, to The Woodlands, a suburb of Houston. The move is expected to commence in spring 2013 and be completed by winter 2013. The move will involve most executive positions in Layne’s corporate leadership, as well as certain other management and staff positions. Most senior executives from Layne’s divisions will ultimately consolidate in the Houston headquarters. In connection with this relocation, the Company expects that it will incur pre-tax charges of approximately $14-$17 million, associated with personnel relocation, employee attrition and replacement, and office relocation and other costs. Expenses of $2.7 million related to the relocation were incurred in the fourth quarter of fiscal year 2013, with a substantial part of the remaining costs expected to be incurred in fiscal year 2014. Tax and other incentives totaling approximately $2.2 million are expected to be received over a ten year period from various state and local agencies.

Consolidated Review of Operations

The following table, which is derived from the Company’s Selected Financial Data included in Item 6, presents, for the periods indicated, the percentage relationship which certain items reflected in the Company’s results of operations bear to revenues and the percentage increase or decrease in the dollar amount of such items period-to-period.

	Fiscal Years Ended January 31,			Period-to-Period Change
	2013	2012	2011	2013	2012
				vs. 2012	vs. 2011
Revenues:
Water Resources	20.0%	19.4%	19.4%	(0.2)%	11.2%
Inliner	12.5	11.9	11.7	0.9	13.3
Heavy Civil	26.0	31.1	35.6	(19.1)	(2.7)
Geoconstruction	12.5	8.1	7.9	49.4	14.4
Mineral Exploration	28.3	29.1	25.1	(6.2)	29.0
Energy Services	0.6	0.4	0.3	39.7	31.3
Other	1.1	0.8	0.8	28.0	8.7
Intersegment Eliminations	(1.0)	(0.8)	(0.8)	1.3	8.7

Total net revenues	100.0%	100.0%	100.0%	(3.3)	11.3

Cost of revenues	(81.7)%	(78.6)%	(77.9)%	0.5	12.2
Selling, general and administrative expenses	(15.1)	(14.7)	(13.9)	(0.8)	17.7
Depreciation and amortization	(5.7)	(5.0)	(4.5)	9.9	24.7
Impairment charges	(0.8)	(8.7)	—	(91.3)	*
Loss on remeasurement of equity method investment	(0.7)	—	—	*	*
Equity in earning of affiliates	1.9	2.2	1.3	(16.5)	87.4
Interest expense	(0.4)	(0.2)	(0.2)	82.8	47.9
Other income, net	0.5	0.9	0.1	(39.7)	*

(Loss) income from continuing operations	(2.0)	(4.1)	4.9	(53.6)	(194.9)
Income tax benefit (expense)	0.9	(0.8)	(2.1)	(205.6)	(58.1)

Net (loss) income from continuing operations	(1.1)	(4.9)	2.8	(77.6)	(296.1)
Net (loss) income from discontinued operations	(2.2)	0.1	0.4	*	(59.8)

Net (loss) income	(3.3)	(4.8)	3.2	(32.3)	(268.4)
Net (loss) attributable to noncontrolling interests	(0.1)	(0.3)	(0.2)	(78.3)	81.3

Net (loss) income attributable to Layne	(3.4)%	(5.1)%	3.0%	(34.6)%	(287.0)%

*	= not meaningful

Revenues, equity in earnings of affiliates and income before income taxes pertaining to the Company’s operating segments are presented below. Unallocated corporate expenses primarily consist of general and administrative functions performed on a company-wide basis and benefiting all operating segments. These costs include accounting, financial reporting, internal audit, safety, treasury, corporate and securities law, tax compliance, executive management and board of directors.

	Years Ended January 31,
(in thousands)	2013	2012	2011
Revenues
Water Resources	$214,091	$214,625	$193,001
Inliner	133,256	132,108	116,566
Heavy Civil	278,131	343,760	353,304
Geoconstruction	133,247	89,210	77,969
Mineral Exploration	302,119	322,100	249,705
Energy Services	5,885	4,214	3,209
Other	11,509	8,992	8,272
Intersegment Eliminations	(9,112)	(8,991)	(8,268)

Total revenues	$1,069,126	$1,106,018	$993,758

Equity in earnings of affiliates
Geoconstruction	$3,872	$3,345	$517
Mineral Exploration	16,700	21,302	12,636

Total equity in earnings of affiliates	$20,572	$24,647	$13,153

Income (loss) from continuing operations before income taxes
Water Resources	$(1,290)	$(18,095)	$4,376
Inliner	9,936	(13,236)	9,426
Heavy Civil	(32,308)	(61,649)	9,637
Geoconstruction	517	12,828	11,708
Mineral Exploration	49,406	71,552	45,457
Energy Services	(7,444)	(4,887)	(92)
Other	126	671	(185)
Unallocated corporate expenses	(36,009)	(30,866)	(30,224)

Interest expense	(4,309)	(2,357)	(1,594)

Total (loss) income from continuing operations before income taxes	$(21,375)	$(46,039)	$48,509

Comparison of Fiscal Year 2013 (FY2013) to Fiscal Year 2012 (FY2012)

Revenues decreased $36.9 million, or 3.3% to $1,069.1 million, for FY2013, compared to $1,106.0 million for FY2012. A further discussion of results of operations by division is presented below.

Cost of revenues increased $4.7 million or 0.5% to $873.8 million (81.7% of revenues) for FY2013, compared to $869.1 million (78.6% of revenues) for FY2012. Margin pressures across most divisions, especially those exposed to the municipal sector, and higher than anticipated costs in our Heavy Civil business have increased cost of revenues as a percentage of revenues.

Selling, general and administrative expenses were $161.5 million for FY2013, compared to $162.7 million for FY2012. The decrease was a combination of several items. Last year we recorded a $3.7 million liability related to the investigation into the Foreign Corrupt Practices Act (“FCPA”), which has not changed in FY2013. We had decreases in costs due to reductions in short and long term incentive compensation of $4.8 million and a reduction in operating taxes of $4.6 million primarily due to a favorable audit settlement. We had costs of $4.9 million from newly acquired operations, and increases of $5.1 million related to executive transition and other costs associated with the relocation of the corporate headquarters and $2.0 million in higher legal and professional fees.

Depreciation and amortization expenses were $61.2 million for FY2013, compared to $55.6 million for FY2012. The increase was primarily the result of $3.0 million of depreciation and amortization of assets acquired through the purchase of Diberil and increases associated with other equipment additions.

During the second quarter of FY2013, the Company acquired the remaining 50% interest in Diberil, a company previously accounted for on the equity method basis. In accordance with accounting guidance in moving the acquired company to a fully consolidated basis, the Company remeasured the previously held equity investment to fair value and recognized a non-cash loss of $7.7 million during the period.

During FY2013 we recorded impairment charges totaling $8.4 million for certain product lines which we concluded did not fit within our overall strategic direction. The amount included $2.9 million related to intangible assets, with the remainder consisting of adjustments to record tangible assets at an expected realizable value. Charges of $4.4 million were associated with the Water Resources division, and $4.0 million were associated with the Energy Services division.

During the fourth quarter of FY2012, in connection with our annual assessment of the carrying value of goodwill and other intangibles, we recorded impairment charges totaling $96.6 million. The charges included $17.1 million associated with the Water Resources division, $23.1 million associated with the Inliner division, $53.7 million associated with the Heavy Civil division and $2.7 million associated with Energy Services division. The charges in the Heavy Civil division include $9.1 million related to trade names, largely due to our corporate strategy decision in the fourth quarter to emphasize the Layne name for the Company’s services worldwide, which resulted in our ceasing to use these trade names. The remainder of the charges in the Heavy Civil division, and the charges in the other divisions, were to write-off substantially all of the goodwill associated with those divisions. The write-offs were a result of projected continued weakness in demand for construction projects that was greater and more persistent than originally anticipated, continuing projected weakness in the economy adversely affecting spending by government agencies and the resulting pressures on margins from increased competition from smaller competitors. The goodwill charge in Water Resources was also impacted by a shift in the corporate strategy in the fourth quarter to focus more on traditional water treatment services, resulting in the write-off of goodwill associated with acquired companies that had a heavy research and development focus. The tax effect of the impairment charges was a benefit of $12.5 million.

Equity in earnings of affiliates was $20.6 million for FY2013, compared to $24.6 million for FY2012. The equity earnings are comprised of earnings from Diberil prior to our acquisition of the remaining 50% interest, and from our Mineral Exploration affiliates in South America. Due to the purchase of the remaining 50% interest in Diberil on May 30, 2012, the operations of Diberil subsequent to the acquisition are consolidated and we are no longer recording equity in earnings for that entity. The decrease in equity earnings from our South American affiliates was a result of similar slowdowns in exploration activity by mining clients as we experienced in our wholly-owned operations.

Interest expense increased to $4.3 million for FY2013, compared to $2.4 million for FY2012. The increase was the result of increased borrowing on our revolving credit facilities to fund capital expenditures, acquisitions and working capital needs.

Other income, net for FY2013 consisted primarily of a combination of gains on sales of surplus equipment of $3.4 million, recognition of $1.0 million of previously deferred gain on the sale of an operating facility in California, and an adjustment of $0.5 million for the expected earnout liability on a prior acquisition.

An income tax benefit of $9.1 million was recorded for continuing operations for FY2013, compared to an expense for continuing operations of $8.6 million for FY2012. The Company had several items impacting the tax rate for FY2013. There was no tax benefit recorded on the previously disclosed loss associated with the equity investment in Diberil. Additionally, certain of the Company’s tax years in the U.S. and foreign jurisdictions were closed with no adjustments, resulting in the reversal of previously established reserves for uncertain tax positions totaling $4.2 million. The effective tax rate for continuing operations for FY2013 excluding these items was 35.7%. For FY2012, the effective tax rate for continuing operations was impacted by the impairment charges. Excluding the impairment charges, the Company would have recorded an income tax expense of $21.1 million, an adjusted effective rate of 41.8%. The difference in the adjusted effective rate as compared to the prior year was primarily due to a change in the mix of domestic and foreign income along with the favorable tax treatment of equity in earnings of affiliates which are permanently reinvested.

During the third quarter of fiscal year 2013, the Company completed the sale of the exploration and production assets of its Energy division for $15.0 million, of which $13.5 million was received in the quarter. Results of the Energy division were a loss on discontinued operations (net of tax) of $25.1 million for fiscal year 2013. During the first quarter of fiscal year 2014, the Company reclassified SolmeteX, an operation within the Water Resources division primarily involved in the dental wastewater treatment market, as a discontinued operation. On July 31, 2013, the Company sold the operation for a total purchase price of $11.1 million, which consisted of cash and preferred units of SolmeteX, LLC. Results of the Solmetex operations were income on discontinued operations (net of tax) of $1.3 million.

Non-GAAP Financial Measures

The Company uses certain financial measures to assess performance which are not defined in generally accepted accounting principles (GAAP). These measures are included as a complement to results provided in accordance with GAAP because we believe these non-GAAP financial measures help us explain underlying performance trends in our business and provide useful information to both management and investors. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. These include the presentations of division income before certain charges and effective income tax rates excluding those charges.

Operating Segment Review of Operations

Water Resources Division

	Fiscal Years Ended January 31,
(in thousands)	2013	2012
Revenues	$214,091	$214,625

Income (loss) before impairments and income taxes	3,143	(1,011)
Less: Impairment charges	(4,433)	(17,084)

Loss before income taxes	(1,290)	(18,095)

Water Resources division revenues decreased $0.5 million, or 0.2%, for FY2013 compared to FY2012.

Income (loss) before impairments and income taxes increased by $4.1 million from FY2012 due to steps which were taken to control overhead costs and improve margins through diversity of the work being performed, including a water supply project being executed for a customer of our Mineral Exploration division in Mexico.

Loss before income taxes was heavily impacted by impairments in both FY2013 ($4.4 million) and FY2012 ($17.1 million). Loss before income taxes for FY2012 included the recognition of a deferred gain on the sale of a facility in Fontana, California, of $5.4 million (as compared to $1.0 million in FY2013).

The backlog in the Water Resources division was $56.4 million as of January 31, 2013, compared to $89.9 million as of January 31, 2012. This decrease is primarily due to what we believe is a temporary slowdown in deep injection well drilling projects in Florida.

Inliner Division

	Fiscal Years Ended January 31,
(in thousands)	2013	2012
Revenues	$133,256	$132,108

Income before impairments and income taxes	9,936	9,894
Less: Impairment charges	—	(23,130)

Income (loss) before income taxes	9,936	(13,236)

Inliner division revenues increased by $1.1 million, or 0.9%, for FY2013. The division has experienced some shifts in the geographic regions in which we generate revenues but overall steady activity levels, as well as increased sales of linning products to third party contractors.

Income (loss) before income taxes was heavily impacted by impairments in FY2012 ($23.1 million). Aside from the impairments, income before income taxes was basically flat with last year.

The backlog in the Inliner division was $66.2 million as of January 31, 2013, compared to $80.4 million as of January 31, 2012.

Heavy Civil Division

	Fiscal Years Ended January 31,
(in thousands)	2013	2012
Revenues	$278,131	$343,760

Loss before impairments and income taxes	(32,308)	(7,918)
Less: Impairment charges	—	(53,731)

Loss before income taxes	(32,308)	(61,649)

The overall decline in revenues for the Heavy Civil division was primarily comprised of a decrease of $77.4 million for our plant construction work in FY2013, reflecting our focus on pursuing higher margin opportunities.

Higher than anticipated costs on legacy projects and the inability to cover administrative overhead costs with the lower activity levels have resulted in continuing losses for the division. As previously announced, management has been replaced in several of the division’s offices and the division is focused on completing low margin legacy projects as expeditiously as possible, while securing new business with a higher associated profit potential and reducing overhead. Headcount in the division is 22.5% less than last year.

The backlog in the Heavy Civil division was $395.7 million as of January 31, 2013, compared to $308.1 million as of January 31, 2012. The backlog at January 31, 2013, includes $85.5 million of remaining backlog for the previously announced project for Islamorada, Florida. The majority of the backlog for Islamorada is expected to proceed over the next two years, although a plant operating component could extend for multiple years.

Geoconstruction Division

	Fiscal Years Ended January 31,
(in thousands)	2013	2012
Revenues	$133,247	$89,210
Income before income taxes	517	12,828
Equity in earnings of affiliates, included in above earnings	3,872	3,345

On May 30, 2012, the division acquired the remaining 50% of Diberil. The results of Diberil are reported on a consolidated basis from the date of acquisition, rather than on an equity basis as had been done previously. In accordance with accounting guidance in moving Diberil to a fully consolidated basis, we remeasured the previously held 50% non-controlling interest in Diberil to fair value and recognized a non-cash loss of $7.7 million during the second quarter of FY2013.

Including its consolidated and equity basis results, Diberil contributed $8.1 million of income before income taxes for FY2013, compared to $3.3 million for FY2012. Results at Diberil have improved over last year due to good performance on a river crossing project in the Amazon.

Geoconstruction division revenues increased $44.0 million for FY2013, which reflected revenues from Diberil of $31.6 million; no comparable amounts were recorded last year. Also leading to higher revenue was progress on ground stabilization projects in Washington D.C., Florida, New York and Indiana, offset by reduced revenues from a large dam stabilization project from the prior year which is winding down.

Income before income taxes decreased $12.3 million for FY2013 compared to the prior year. The decrease includes the non-cash loss of $7.7 million on the remeasurement of the equity investment in Diberil during the second quarter. While we have been able to replace the revenue from the dam stabilization project noted above, the margins on these new projects have been less, resulting in decreased operating results. These decreases were partially offset by the Diberil operating results as discussed above. We are pursuing significant change orders on several projects, which have not been recognized in our estimates as they are not yet approved. If we are successful in obtaining approval, they will have a favorable impact in the period in which they are recognized.

The backlog in the Geoconstruction division was $41.5 million as of January 31, 2013, compared to $47.3 million as of January 31, 2012.

Mineral Exploration Division

	Fiscal Years Ended January 31,
(in thousands)	2013	2012
Revenues	$302,119	$322,100
Income before income taxes	49,406	71,552
Equity in earnings of affiliates, included in above earnings	16,700	21,302

Mineral Exploration division revenues decreased $20.0 million, or 6.2%, for FY2013 as compared to last year. The decline in revenues was primarily in Africa ($11.7 million), Canada ($11.4 million), and Australia ($6.8 million), offset partially by an increase of $11.5 million in revenues in Mexico. The declines in Africa and Australia reflect recent cut backs on exploration programs by our customers as they adjust to world economic changes and, in some cases, work through the integration of large acquisitions. The decline in Canada is due to shifting most of our equipment in Canada to opportunities with better profit potential in Mexico and Brazil.

Income before income taxes decreased $22.1 million, or 31.0%, for FY2013 as compared to last year. The division had improved earnings in some locations and favorable reductions in legal expenses; however was not able to offset the impact of the overall decreases in revenues noted above. Management has taken steps to react to the lower revenue levels; however, certain overhead expenses and depreciation on previously acquired assets could not be reduced in the short term. The combination of the lower activity levels and fixed overhead costs produced the earnings decline during the year.

Equity in earnings from our affiliates in South America was also impacted during FY2013 by slowdowns in mineral exploration activity, as well as by a temporary mine shutdown by one of our clients earlier in the year.

Energy Services Division

	Fiscal Years Ended January 31,
(in thousands)	2013	2012
Revenues	$5,885	$4,214

Loss before impairments and income taxes	$(3,446)	$(2,253)
Less: Impairment charges	(3,998)	(2,634)

Loss before income taxes	(7,444)	(4,887)

The Energy Services division is the Company’s initiative of expanding water related services to the energy market. It is in its start-up phase with revenues and income before taxes relatively flat between FY2013 and FY2012. The increased loss before income taxes in FY2013 is due to impairment charges of $4.0 million taken related to non-core product lines.

Other

	Fiscal Years Ended January 31,
(in thousands)	2013	2012
Revenues	$11,509	$8,992

Income before income taxes	126	671

Other revenues and income before income taxes are primarily from small specialty and purchasing operations. The majority of revenues are eliminated between segments, but the operation can produce positive earnings from purchasing discounts and third party sales.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $36.0 million for FY2013, compared to $30.9 million for FY2012. The increase is primarily due to $5.1 million related to executive transition and other costs associated with the relocation of the corporate headquarters and $2.2 million in higher legal and professional fees, offset by $2.3 million reductions in short and long term incentive compensation.

Comparison of Fiscal Year 2012 (FY2012) to Fiscal Year 2011 (FY2011)

Revenues increased $112.2 million or 11.3% to $1,106.0 million for FY2012, compared to $993.8 million for FY2011. Strong activity levels were displayed across all Mineral Exploration division locations with the largest increases in Africa, the Western U.S. and Mexico. A further discussion of results of operations by division is presented below.

Cost of revenues increased $94.6 million or 12.2% to $869.1 million (78.6% of revenues) for FY2012, compared to $774.5 million (77.9% of revenues) for FY2011. The increase as a percentage of revenues was primarily due to cost overruns and project delays in our Heavy Civil business in the second half of the year and margin pressures in our Heavy Civil and Water Resources businesses due to the continuing weakness in municipal spending.

Selling, general and administrative expenses were $162.7 million for FY2012, compared to $138.2 million for FY2011. In the fourth quarter, we recorded a $3.7 million liability related to the investigation into the Foreign Corrupt Practices Act (“FCPA”). The remaining increase was primarily due to additional expenses of $4.3 million from acquired operations, $5.1 million in increased compensation costs, costs of $4.8 million associated with the transition of the chief executive officer and other executives, $4.7 million in increased legal and professional fees and $2.5 million in increased travel expenses. The increases were partially offset by a decrease in consulting services of $2.4 million due to higher costs in FY2011 associated with systems implementation and merger and acquisition projects.

Depreciation and amortization expenses were $55.6 million for FY2012, compared to $44.6 million for FY2011. The increase was primarily the result of increases in assets from acquisitions and property additions.

During the fourth quarter of FY2012, in connection with our annual assessment of the carrying value of goodwill and other intangibles, we recorded impairment charges totaling $96.6 million. The charges included $17.1 million associated with the Water Resources division, $23.1 million associated with the Inliner division, $53.7 million associated with the Heavy Civil division and $2.7 million associated with our Energy Services division. The charges in the Heavy Civil division include $9.1 million related to trade names, largely due our corporate strategy decision in the fourth quarter to emphasize the Layne name for the Company’s services worldwide, which will result in our ceasing to use these trade names. The remainder of the charges in the Heavy Civil division, and the charges in the other divisions, are to write-off substantially all of the goodwill associated with those divisions. The write-offs are a result of projected continued weakness in demand for construction projects that is greater and more persistent than originally anticipated, continuing projected weakness in the economy adversely affecting spending by government agencies and the resulting pressures on margins from increased competition from smaller competitors. The goodwill charge in Water Resources was also impacted by a shift in the corporate strategy in the fourth quarter to focus more on traditional water treatment services, resulting in the write-off of goodwill associated with acquired companies that had a heavy research and development focus. The tax effect of the impairment charges was a benefit of $12.5 million.

Equity in earnings of affiliates was $24.6 million for FY2012, compared to $13.2 million for FY2011. The increase reflects the impact of an improved minerals exploration market in Latin America, primarily for gold and copper in Chile and Peru as well as a full year of operations from our Geoconstruction affiliate in Brazil.

Interest expense increased to $2.4 million for FY2012, compared to $1.6 million for FY2011. The increase was the result of increased borrowing on our revolving credit facilities to fund operations.

Other income, net for FY2012 consisted primarily of a gain of $5.4 million (inclusive of $0.4 million amortization of deferred gain) on the sale of a facility in California, a gain of $1.0 million on the sale of certain investment securities in Australia and gains of $2.9 million on the sale of other equipment.

The Company recorded income tax expense of $8.6 million (on a loss before income taxes of $46.0 million, resulting in an effective rate of negative 18.8%) for FY2012, compared to expense of $20.6 million (an effective rate of 42.5%) for FY2011. Excluding the impact of the impairment charges, for FY2012, the Company would have recorded income tax expense of $21.1 million (an adjusted effective rate of 41.8%). The adjusted effective rate for the current year was lower than the effective rate for the prior year due to the continued increase in the equity earnings of affiliates as a percentage of income before income taxes. As a substantial part of the non-dividend portion of these earnings is considered indefinitely re-invested, it tends to lower our effective tax rate.

Operating Segment Review of Operations

Water Resources Division

	Fiscal Years Ended January 31,
(in thousands)	2012	2011
Revenues	$214,625	$193,001

(Loss) income before impairments and income taxes	(1,011)	4,376
Less: Impairment charges	(17,084)	—

(Loss) income before income taxes	(18,095)	4,376

At our Water Resources division, revenue levels were up across all product lines, particularly water supply, repair and installation services and our deep wastewater injection well work for power companies in the Florida market. The increases were partially offset by a decline of $12.1 million from our water supply project in Afghanistan which was substantially completed early in the year.

(Loss) income before impairments and income taxes included a gain of $5.4 million (including $0.4 million amortization of deferred gain) on the sale of a facility in Fontana, California. The decrease was primarily attributable to a decline of $9.4 million from our Afghanistan project which has not been fully replaced, lower margins on municipal bid work and by losses in our water treatment operations. We expect profit margins for projects in the municipal sector to remain under pressure for at least the next year.

The backlog in the Water Resources division was $89.9 million as of January 31, 2012, compared to $89.6 million as of January 31, 2011.

Inliner Division

	Fiscal Years Ended January 31,
(in thousands)	2012	2011
Revenues	$132,108	$116,566

Income before impairments and income taxes	9,894	9,426
Less: Impairment charges	(23,130)	—

(Loss) income before income taxes	(13,236)	9,426

Inliner division revenues increased primarily due to the impact of acquired operations, which contributed revenues of $14.2 million.

The acquired operations that are being transitioned into the division and were not large contributors to earnings, which resulted in flat income before impairments and income taxes from FY2012 to FY2011.

The backlog in the Inliner division was $80.4 million as of January 31, 2012, compared to $62.9 million as of January 31, 2011.

Heavy Civil Division

	Fiscal Years Ended January 31,
(in thousands)	2012	2011
Revenues	$343,760	$353,304

(Loss) income before impairments and income taxes	(7,918)	9,637
Less: Impairment charges	(53,731)	—

(Loss) income before income taxes	(61,649)	9,637

The decreases in Heavy Civil division revenues were due to slight revenue declines across most of our operations as the division encountered greater competition. Our expansion into the southwestern U.S. continued, contributing revenues of $23.3 million.

The decline in (loss) income before impairments and income taxes reflect the impact of extensive project delays and cost overruns, as well as margin pressures on municipal bid projects. We have made operational and overhead changes to curtail the losses, including terminating certain project managers, reducing administrative staff and changing our bidding practices, but we expect low margins and bidding pressures to continue to hold earnings to near breakeven for calendar 2012.

The backlog in the Heavy Civil division was $308.1 million as of January 31, 2012, compared to $358.2 million as of January 31, 2011. The decline is partially due to our efforts to increase our bid margins and reduce the levels of low margin projects.

Geoconstruction Division

	Fiscal Years Ended January 31,
(in thousands)	2012	2011
Revenues	$89,210	$77,969
Income before income taxes	12,828	11,708
Equity in earnings of affiliates, included in above earnings	3,345	517

Revenues include a full year of operations for Bencor, acquired at the end of the third quarter of FY2011. Revenue in our other operations was down, due in large part to time spent reallocating our resources following the completion of large projects in New Orleans and San Francisco.

Income before income taxes was primarily attributable to an increase of $7.3 million from acquired operations and to $2.8 million increased equity earnings from our affiliates.

The backlog in the Geoconstruction division was $47.3 million as of January 31, 2012, compared to $58.4 million as of January 31, 2011.

Mineral Exploration Division

	Fiscal Years Ended January 31,
(in thousands)	2012	2011
Revenues	$322,100	$249,705
Income before income taxes	71,552	45,457
Equity in earnings of affiliates, included in above earnings	21,302	12,636

Mineral Exploration revenues increased due to high activity levels across all locations, and were particularly strong in Mexico, southern Africa and the southwest U.S.

The increase in income before income taxes resulted primarily from a combination of high activity levels and continued improvement in pricing in substantially all of our operations, as well as equity earnings from our affiliates in Latin America. Although they slowed in the fourth quarter due to project start-up expenses and other delays at certain mine site locations, our partners had their strongest year ever, with significant increases at copper mine sites in Chile. The increases were partially offset by increased legal and professional expenses related to the FCPA investigation of $3.8 million, and by the accrual of $3.7 million for the FCPA investigation in the fourth quarter.

Energy Services Division

	Fiscal Years Ended January 31,
(in thousands)	2012	2011
Revenues	$4,214	$3,209
Loss before impairments and income taxes	(2,253)	(92)
Less: Impairment charges	(2,634)	—

Loss before income taxes	(4,887)	(92)

Energy Services division which is in its start-up phase, increased its revenues by $1.0 million in FY12 compared with FY11. The division is experiencing higher costs than revenues due to its start-up expenses. Impairment charges of $2.6 million were related to patents that the Company deemed as impaired during FY12.

Other

	Fiscal Years Ended January 31,
(in thousands)	2012	2011
Revenues	$8,992	$8,272
Income (loss) before income taxes	671	(185)

Other revenues are from the Company’s small purchasing and specialty operations. The majority of the revenues are eliminated between segments, but the operation can produce positive earnings from purchasing discounts and third party sales.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $30.9 million for FY2012, compared to $30.2 million for FY2011. FY2012 expenses include $4.0 million related to the transition of the chief executive officer and other executives. The remaining decrease from last year includes reductions of $2.4 million in consulting costs for systems implementation and merger and acquisition projects, and $2.1 million in incentive compensation expenses.

Fluctuation in Quarterly Results

The Company historically has experienced fluctuations in its quarterly results arising from the timing of the award and completion of contracts, the recording of related revenues and unanticipated additional costs incurred on projects. The Company’s revenues on large, long-term contracts are recognized on a percentage of completion basis for individual contracts based upon the ratio of costs incurred to total estimated costs at completion. Contract price and cost estimates are reviewed periodically as work progresses and adjustments proportionate to the percentage of completion are reflected in contract revenues and gross profit in the reporting period when such estimates are revised. Changes in job performance, job conditions and estimated profitability (including those arising from contract penalty provisions) and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. A significant number of the Company’s contracts contain fixed prices and assign responsibility to the Company for cost overruns for the subject projects; as a result, revenues and gross margin may vary from those originally estimated and, depending upon the size of the project, variations from estimated contract performance could affect the Company’s operating results for a particular quarter. Many of the Company’s contracts are also subject to cancellation by the customer upon short notice with limited or no damages payable to the Company. In addition, adverse weather conditions, natural disasters, force majeure and other similar events can curtail Company operations in various regions of the world throughout the year, resulting in performance delays and increased costs. Moreover, the Company’s domestic drilling and construction activities and related revenues and earnings tend to decrease in the winter months when adverse weather conditions interfere with access to project sites; as a result, the Company’s revenues and earnings in its second and third quarters tend to be higher than revenues and earnings in its first and fourth quarters. Accordingly, as a result of the foregoing as well as other factors, quarterly results should not be considered indicative of results to be expected for any other quarter or for any full fiscal year. See the Company’s consolidated financial statements and notes thereto.

Inflation

Management does not believe that the Company’s operations for the periods discussed have been significantly adversely affected by inflation or changing prices from its suppliers.

Liquidity and Capital Resources

Management exercises discretion regarding the liquidity and capital resource needs of its reportable segments. This includes the ability to prioritize the use of capital and debt capacity, to determine cash management policies and to make decisions regarding capital expenditures. The Company’s primary source of liquidity has historically been cash from operations, supplemented by borrowings under its credit facilities.

The Company’s working capital as of January 31, 2013 and 2012 was $125.1 million and $136.4 million, respectively. The Company’s cash and cash equivalents as of January 31, 2013 were $27.2 million, compared to $41.9 million as of January 31, 2012. The Company believes that it will have sufficient cash from operations and access to credit facilities to meet its operating cash requirements, make required debt payments, and fund its capital expenditures. Funding for potential acquisitions will be evaluated based on the particular facts and circumstances of the opportunity.

Of our cash and cash equivalents, amounts held by foreign subsidiaries as of January 31, 2013 were $14.2 million, compared to $22.7 million as of January 31, 2012. Repatriation of cash balances from some of the Company’s foreign subsidiaries could result in withholding taxes in the local jurisdictions. Restrictions on the transfer of foreign cash and cash equivalents have not significantly impacted the Company’s overall liquidity. We continue to monitor developments in the foreign countries in which we operate for changes in currency regulation. In that regard, certain countries in Africa will begin to require companies to transact in local currency rather than the U.S. dollar. We are assessing any necessary changes in our operations in response to these changes, but do not believe the new requirements will significantly impact our liquidity.

Subsequent to year end, the Company was notified that one of its banks had restricted access to all funds over a certain dollar amount and has also received information that the bank may be ceasing operations. The Company is in the process of engaging local legal counsel to assist in recovering its funds. At this time the Company is not able to estimate the amount of funds, if any, which it will be unable to recover. At the time of closure, the Company held $2.9 million in the closed facility. See Note 19.

The Company maintains an unsecured $300 million revolving credit facility (the “Credit Agreement”) which extends to March 25, 2016, as well as a private shelf agreement (the “Shelf Agreement”) whereby it can issue $150 million in unsecured notes. The Shelf Agreement extends to July 8, 2021. No unsecured notes have been issued under the Shelf Agreement as of January 31, 2013.

On January 31, 2013, there were letters of credit of $22.3 million and borrowings of $95.0 million outstanding under the Credit Agreement resulting in available capacity of $182.7 million.

The Company’s Shelf Agreement and Credit Agreement each contain certain covenants including restrictions on the incurrence of additional indebtedness and liens, investments, acquisitions, transfer or sale of assets, transactions with affiliates and payment of dividends. These provisions generally allow such activity to occur, subject to specific limitations and continued compliance with financial maintenance covenants. Significant financial maintenance covenants are a fixed charge coverage ratio and a maximum leverage ratio. Covenant levels and definitions are generally consistent between the two agreements.

The financial covenants are based on defined terms included in the agreements, such as adjusted EBITDA and adjusted EBITDAR. Compliance with the financial covenants is required on a quarterly basis, using the most recent four fiscal quarters. Adjusted EBITDA is generally defined as consolidated net income excluding discontinued operations, net interest expense, provision for income taxes, gains or losses from extraordinary items, gains or losses from the sale of capital assets, non-cash items including depreciation and amortization, and share-based compensation. Equity in earnings of affiliates is included only to the extent of dividends or distributions received. Adjusted EBITDAR is defined as adjusted EDITDA, plus rent expense. All of these measures are considered non-GAAP financial measures and are not intended to be in accordance with accounting principles generally accepted in the United States.

The Company’s minimum fixed charge coverage ratio covenant is the ratio of adjusted EBITDAR to the sum of fixed charges. Fixed charges consist of rent expense, interest expense, and principal payments of long-term debt. The Company’s leverage ratio covenant is the ratio of total funded indebtedness to adjusted EBITDA. Total funded indebtedness generally consists of outstanding debt, capital leases, asset retirement obligations and escrow liabilities.

As of January 31, 2013 and 2012, the Company’s actual and required covenant levels under the existing agreements were as follows:

	Actual 2013	Required 2013	Actual 2012	Required 2012
Minimum fixed charge coverage ratio	2.57	1.50	2.98	1.50
Maximum leverage ratio	1.99	3.00	0.78	3.00

The Company was in compliance with all of its financial covenants as of January 31, 2013. However, if the recent weakness in our markets and our operations continues, we may not be in compliance with our ratio of total debt to adjusted EBITDA in future periods. We believe we have alternative actions within our control which could be taken to enhance our ability to remain in compliance. If we were to fail to continue to meet our ratio of total debt to adjusted EBITDA or any of our other loan covenants in the future, we would pursue bank waivers of compliance and amend our revolving credit facility to allow us to become compliant.

Operating Activities

Cash provided by operating activities was $24.8 million, $15.7 million and $68.9 million for FY2013, FY2012 and FY2011, respectively. The primary drivers for our cash from operating activities are our results of operations and our management of working capital levels. Working capital, excluding debt, was $137.9 million at January 31, 2013, and $143.9 million at January 31, 2012.

Working capital decreased during FY2013, particularly in the fourth quarter, as our revenue levels have declined and due to collection efforts. The declines were offset to an extent by inventory levels which increased, primarily due to large material purchases for two projects.

Investing Activities

The Company’s capital expenditures of $77.5 million for FY2013 were split between $75.8 million to maintain and upgrade its equipment and facilities and $1.7 million spent on the Company’s unconventional natural gas exploration and production prior to its sale in the third quarter. This compares to equipment spending of $66.9 million and natural gas exploration and production spending of $3.9 million for FY2012. The spending in FY2012 included $9.7 million to purchase and prepare a new facility in California. The Company’s remaining capital expenditures for continuing operations in FY2013 and FY2012 were primarily spent on maintaining and upgrading our equipment and facilities. For FY2013, the Company received $6.2 million in proceeds from disposals of property and equipment, compared to proceeds of $14.1 million for FY2012. FY2012 included proceeds of $9.0 million from the sale of a facility in California.

During FY2013, the Company invested $17.5 million, net of cash acquired, for the acquisition of the remaining 50% of Diberil, as well as invested $0.8 million to acquire 100% of the stock of Fursol Informatica S.r.l. (Fursol). An additional $0.2 million will be paid for Fursol on October 4, 2013 pursuant to the terms of the purchase agreement. This compares to acquisition related spending of $8.9 million for FY2012. The Company intends to continue to evaluate acquisition opportunities to enhance its existing service offerings and to expand our geographic market.

Financing Activities

During FY2013, FY2012 and FY2011, the Company had net borrowings of $43.6 million, $55.2 million and $3.0 million under its credit facilities. Borrowings were primarily used to fund the Company’s capital expenditures, acquisitions, and working capital needs. The Company made scheduled debt payments on its Senior Notes of $6.7 million in FY2012 and $20.0 million in FY2011.

During FY2013 and FY2012, the Company distributed $4.2 million and $2.2 million to its non-controlling interest partners as either distribution of joint project income or, in the case of a Mineral Exploration subsidiary in Brazil, to buy out the non-controlling interest.

Contractual Obligations and Commercial Commitments

The Company’s contractual obligations and commercial commitments as of January 31, 2013, are summarized as follows:

	Payments/Expiration by Period
(in thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
Contractual obligations and other commercial commitments:
Credit agreement	$95,000	$—	$—	$95,000	$—
Notes payable	11,676	$11,586	$90	—	—
Operating leases	16,206	6,127	6,467	3,612	—
Capitalized leases (including interest)	3,645	1,640	2,005	—	—
Supplemental retirement benefits	5,644	339	1,017	678	$3,610
Software financing obligations	432	432	—	—	—
Income tax uncertainties	5,913	5,913	—	—	—

Total contractual obligations	138,516	26,037	9,579	99,290	3,610
Standby letters of credit	22,273	22,273	—	—	—

Total contractual obligations and commercial commitments	$160,789	$48,310	$9,579	$99,290	$3,610

The Company expects to meet its cash contractual obligations in the ordinary course of operations, and that the standby letters of credit will be renewed in connection with its annual insurance renewal process. Interest is payable on the Credit Agreement at variable interest rates equal to, at the Company’s option, a LIBOR rate plus 1.25% to 2.25%, or a base rate, as defined in the Credit Agreement plus up to 1.25%, each depending on the Company’s leverage ratio. (See Note 7 of the notes to consolidated financial statements) Interest payments on the Credit Agreement are uncertain due to the variable interest rates and fluctuations in the outstanding balance, and accordingly have not been included in the table above.

The Company has income tax uncertainties in the amount of $15.8 million at January 31, 2013, that are classified as non-current on the Company’s balance sheet as resolution of these matters is expected to take more than a year. The ultimate timing of resolution of these items is uncertain, and accordingly the amounts have not been included in the table above.

The Company incurs additional obligations in the ordinary course of operations. These obligations, including but not limited to income tax payments, are expected to be met in the normal course of operations.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations discuss the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, which are based on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our accounting policies are more fully described in Note 1 of the notes to consolidated financial statements, located in Item 8 of this Form 10-K. We believe that the following represent our more critical estimates and assumptions used in the preparation of our consolidated financial statements, although not all inclusive.

Revenue Recognition – Revenues are recognized on large, long-term construction contracts meeting the criteria of Accounting Standards Codification (“ASC”) Topic 605-35 “Construction-Type and Production-Type Contracts” (“ASC Topic 605-35”), using the percentage-of-completion method based upon the ratio of costs incurred to total estimated costs at completion. Contract price and cost estimates are reviewed periodically as work progresses and adjustments proportionate to the percentage of completion are reflected in contract revenues in the reporting period when such estimates are revised. The nature of accounting for contracts is such that refinements of the estimating process for changing conditions and new developments are continuous and characteristic of the process. Many factors can and do change during a contract performance period which can result in a change to contract profitability from one financial reporting period to another. Some of the factors that can change the estimate of total contract revenue and cost include differing site conditions (to the extent that contract remedies are unavailable), the availability of skilled contract labor, the performance of major material suppliers, the performance of major subcontractors, unusual weather conditions and unexpected changes in material costs. These factors may result in revision to costs and income and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted construction contracts are made in the period in which such losses are determined. Because the Company has many contracts in process at any given time, these changes in estimates can offset each other minimizing the impact on overall profitability. However, large changes in cost estimates on larger, more complex construction projects can have a material impact on the Company’s financial statements and are reflected in results of operations when they become known. These changes should be appropriate, timely and adequately supported. These changes include changes in expected cost of materials, labor, productivity, weather, changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions, change orders and final contract settlements, and other factors, may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

As allowed by ASC Topic 605-35, revenue is recognized on smaller, short-term construction contracts using the completed contract method.

Contracts for the Company’s mineral exploration drilling services are billable based on the quantity of drilling performed. Thus, revenues for these drilling contracts are recognized on the basis of actual footage or meterage drilled.

Revenues for direct sales of equipment and other ancillary products not provided in conjunction with the performance of construction contracts are recognized at the date of delivery to, and acceptance by, the customer. Provisions for estimated warranty obligations are made in the period in which the sales occur. Revenues for the sale of oil and gas by the Company’s discontinued Energy division were recognized on the basis of volumes sold at the time of delivery to an end user or an interstate pipeline, net of amounts attributable to royalty or working interest holders.

The Company’s revenues are presented net of taxes imposed on revenue-producing transactions with its customers, such as, but not limited to, sales, use, value-added and some excise taxes.

Goodwill—The Company’s impairment evaluation for goodwill is conducted annually or more frequently if events or changes in circumstances indicate that an asset might be impaired. The evaluation for impairment is conducted at the reporting unit level. The Company’s reporting units are the same as its operating segments. The evaluation is performed by using a two-step process. In the first step, the fair value of each reporting unit is compared with the carrying amount of the reporting unit, including goodwill. If the estimated fair value of the reporting unit is less than the carrying amount of the reporting unit, then a second step must be completed in order to determine the amount of the goodwill impairment that should be recorded. In the second step, the implied fair value of the reporting unit’s goodwill is determined by allocating the reporting unit’s fair value to all of its assets and liabilities other than goodwill (including any unrecognized intangible assets) in a manner similar to a purchase price allocation. The resulting implied fair value of the goodwill that results from the application of this second step is then compared to the carrying amount of the goodwill and an impairment charge is recorded for the difference.

We consider both a market approach and an income approach in estimating the fair value of each reporting unit in our analysis. The market approach may include use of the guideline transaction method, the guideline company method, or both. The guideline transaction method makes use of available transaction price data of companies engaged in the same or similar lines of business as the respective reporting unit. The guideline company method uses market multiples of publically traded companies with operating characteristics similar to the respective reporting unit. The income approach uses projections of each reporting unit’s estimated cash flows discounted using a weighted average cost of capital that reflects current market conditions. We also compare the aggregate fair value of our reporting units to our market capitalization plus a control premium.

The more significant assumptions used in the income approach, which are subject to change as a result of changing economic and competitive conditions, are as follows:

•	Anticipated future cash flows and long-term growth rates for each reporting unit. The income approach to determining fair value relies on the timing and estimates of future cash flows, including an estimate of long-term growth rates. The projections use management’s estimates of economic and market conditions over the projected period including growth rates in sales and estimates of expected changes in operating margins. The Company’s projections of future cash flows are subject to change as actual results are achieved that differ from those anticipated. Actual results could vary significantly from estimates.

•	Selection of an appropriate discount rate. The income approach requires the selection of an appropriate discount rate, which is based on a weighted-average cost of capital analysis. The discount rate is subject to changes in short-term interest rates and long-term yield as well as variances in the typical capital structure of marketplace participants in our industry. The discount rate is determined based on assumptions that would be used by marketplace participants, and for that reason, the capital structure of selected marketplace participants was used in the weighted-average cost of capital analysis. Given the current volatile economic conditions, it is possible that the discount rate could change.

A change in events or circumstances, a change in strategic direction, or a change in the competitive or economic environment could adversely affect the fair value of one or more reporting units. If additional goodwill or other intangibles on the consolidated balance sheet become impaired during a future period, the resulting impairment charge could have a material impact on our results of operations and financial condition. As of January 31, 2013, the book value of the Company’s intangible assets, net of amortization, was $8.8 million and goodwill totaled $23.6 million. Of the goodwill amount, $14.6 million is recorded within the Geoconstruction reporting unit and $8.9 million is recorded within the Inliner reporting unit.

As of our annual valuation date, the fair value of the Geoconstruction and Inliner reporting units exceed their carrying value by 19% and 63%, respectively. A decrease in the fair value of these reporting units, holding all other variables constant, could result in incremental goodwill impairment. As of our valuation date, an increase in the discount rates used in the income approach for Geoconstruction from the 13% rate used to 16%, and for Inliner from 11.5% to 15.5%, would reduce the estimated fair value under the income approach to equal the carrying value.

Other Long-lived Assets—Long-lived assets, including amortizable intangible assets and the Company’s gas transportation facilities and equipment, are reviewed for recoverability whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Factors we consider important which could trigger an impairment review include but are not limited to the following:

•	significant underperformance of our assets;

•	significant changes in the use of the assets; and

•	significant negative industry or economic trends.

Based on declines in operating performance during FY2013 and FY2012 in our Heavy Civil division, and in the fourth quarter of FY2013 in our Mineral Exploration division, we have reviewed the recoverability of the asset values of our equipment during each of the periods. No impairments were indicated by such analyses.

Accrued Insurance Expense—The Company maintains insurance programs where it is responsible for a certain amount of each claim up to a retention limit. Estimates are recorded for health and welfare, property and casualty insurance costs that are associated with these programs. These costs are estimated based on actuarially determined projections of future payments under these programs. Should a greater amount of claims occur compared to what was estimated or medical costs increase beyond what was anticipated, reserves recorded may not be sufficient and additional costs could be required.

Costs estimated to be incurred in the future for employee health and welfare benefits, property, workers’ compensation and casualty insurance programs resulting from claims which have occurred are accrued currently. Under the terms of the Company’s agreement with the various insurance carriers administering these claims, the Company is not required to remit the total premium until the claims are actually paid by the insurance companies. These costs are not expected to significantly impact liquidity in future periods.

Income Taxes—Income taxes are provided using the asset/liability method, in which deferred taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. The company reviews deferred tax assets for recoverability on a jurisdictional basis. In assessing the need for a valuation allowance, the company considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified. Accounting guidance states that a cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome in determining that a valuation allowance is not needed against deferred tax assets. As such, it is generally difficult for positive evidence regarding projected future taxable income exclusive of reversing taxable temporary differences to outweigh objective negative evidence of recent financial reporting losses. In preparing future taxable income projections, the company considers the periods in which future reversals of existing taxable and deductible temporary differences are likely to occur, future taxable income, taxable income available in prior carry back years, and the availability of tax-planning strategies when determining the realizability of recorded deferred tax assets. Provision for U.S. income taxes on undistributed earnings of foreign subsidiaries and affiliates is made only on those amounts in excess of funds considered to be invested indefinitely.

The Company’s estimate of uncertainty in income taxes is based on the framework established in the accounting for income taxes guidance. This guidance addresses the determination of how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.

For tax positions that meet this recognition threshold, the Company applies judgment, taking into account applicable tax laws and experience in managing tax audits and relevant accounting guidance, to determine the amount of tax benefits to recognize in the financial statements. For each uncertain position, the difference between the benefit realized on our tax return and the benefit reflected in the financial statements is recorded as a liability in the consolidated balance sheet. This liability is updated at each financial statement date to reflect the impacts of audit settlements and other resolution of audit issues, expiration of statutes of limitation, developments in tax law and ongoing discussions with taxing authorities.

Litigation and Other Contingencies—The Company is involved in litigation incidental to its business, the disposition of which is not expected to have a material effect on the Company’s financial position or results of operations. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in the Company’s assumptions related to these proceedings. In accordance with U.S. generally accepted accounting principles, we record a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. To the extent additional information arises or the Company’s strategies change, it is possible that the Company’s estimate of its probable liability in these matters may change.

New Accounting Pronouncements—See Note 17 of the notes to consolidated financial statements for a discussion of new accounting pronouncements and their impact on the Company.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Layne Christensen Company

The Woodlands, Texas

We have audited the accompanying consolidated balance sheets of Layne Christensen Company and subsidiaries (the “Company”) as of January 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows for each of the three years in the period ended January 31, 2013. Our audits also included the financial statement schedule listed in the Index at Item 8. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Layne Christensen Company and subsidiaries at January 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of January 31, 2013, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report (not presented herein) dated April 16, 2013, expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Houston, Texas

April 16, 2013

(November 4, 2013 as to the effects of the discontinued operations discussed in Note 15 and as to the changes in operating segments discussed in Note 16)